Exhibit 99.1

Anixter International Inc. to Consider Revised WESCO Proposal
GLENVIEW, Ill.--(BUSINESS WIRE)--Anixter International Inc. (“Anixter” or the “Company”) (NYSE: AXE) announced that today WESCO International, Inc. (“WESCO”) submitted a revised proposal to acquire the Company for nominal consideration of $97.00 per share in cash and stock, consisting of $63.00 cash, plus a fixed exchange ratio of 0.2397 shares of WESCO common stock, plus $19.89 in face amount of a newly created class of WESCO perpetual preferred stock. As previously announced on January 2, 2020, Anixter agreed to an amendment and restatement of its merger agreement with Clayton, Dubilier & Rice, LLC (“CD&R) to increase the per-share consideration payable to Anixter’s shareholders to $93.50 per share in cash (from $86.00 per share in cash and a $2.50 contingent value right upon the occurrence of certain events). The current merger agreement with CD&R does not include the contingent value right.
In accordance with the merger agreement with CD&R, and in consultation with its financial and legal advisers, the Board will carefully review and consider WESCO’s latest proposal. The Company does not expect to comment further on the latest WESCO proposal until it has completed its review and consideration.
Anixter remains subject to, and Anixter’s Board of Directors has not changed its recommendation in support of, the current merger agreement with CD&R.
Additional Information Regarding the Merger and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Anixter International Inc. (the “Company”) or the solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, CD&R Arrow Parent, LLC (“Parent”) and CD&R Arrow Merger Sub, Inc., whereby the Company will become a wholly-owned subsidiary of Parent (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement on Schedule 14A (the “definitive proxy statement”), which will be mailed or otherwise disseminated to the Company’s stockholders, and intends to file additional relevant materials with the SEC. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at investors.anixter.com/financials/sec-filings or by contacting the Company’s Investor Relations Department at kevin.burns@anixter.com.
Certain Information Regarding Participants in the Solicitation
The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, filed with the SEC on February 21, 2019, and its definitive proxy statement on Schedule 14A for the 2019 annual meeting of stockholders, filed with the SEC on April 18, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward Looking Statements
Certain information in this communication constitutes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

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the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the proposed merger;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee;

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legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, service providers, business partners and regulators to the announcement of the proposed merger; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2018 filed with the SEC on February 21, 2019.
The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this communication, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Anixter Contacts:
Ted Dosch
Executive Vice President and CFO
(224) 521-4281
ted.dosch@anixter.com

Kevin Burns
Senior Vice President - Investor Relations & Treasurer
(224) 521-8258
kevin.burns@anixter.com